Exhibit 99.2
Asset Purchase Agreement

This Agreement for the sale and purchase of assets is entered into as of the 28th day of September 2007, to be effective September 30, 2007, between International Monetary Systems, Ltd. (“Buyer” or “IMS”), a Wisconsin corporation, and Kansas Trade Exchange, Inc. (“Seller” or “KTE”), a Kansas corporation.

For consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.
Sale of Client Barter Accounts.  On the closing date, Seller shall sell, transfer, assign and deliver to Buyer, free and clear of all liens, claims, encumbrances and charges, its membership list/goodwill and all client barter accounts of the members of KTE as listed on the KTE software printouts as of the effective date, September 30, 2007. Should any account member decide not to enter into an IMS agreement, the prior KTE contract will remain in force but will be serviced by and belong to IMS. For purposes of this Agreement, a barter trade account is an account of a member of KTE, that member having entered into a membership agreement with KTE prior to the date of closing.

2.
Sale of Other Business Assets.  On the closing date, Seller shall transfer, convey, assign and deliver to Buyer certain of the Seller’s other business assets. These assets shall include but not be limited to the following:

A.
All client barter accounts (Exhibit A) and accounts receivable (Exhibit B) as listed on the KTE software printout as of September 30, 2007. It is agreed that any payments on these accounts received by KTE after closing shall immediately be remitted to IMS.

B.	All furniture, fixtures and equipment presently being used in the KTE offices (Exhibit C).

C.	A Specific list of assets will be agreed upon by September 5, 2007.

D.	It is understood that cash in KTE bank accounts is not included in the assets being sold.

3.
Consideration. In consideration of the transfer and delivery at closing to Buyer of the assets described in paragraphs 1 and 2, and upon compliance with the covenants and agreements set forth herein, Buyer shall pay to Seller the amount of $357,664 payable as follows:

A.
Buyer will execute a $300,000 note payable to the Seller in the form attached hereto as Exhibit D (the “Note”). Terms of the Note will be 35 monthly payments of $8,333.33 and a final payment of $8,333.45 plus interest at the rate of 6% per annum beginning January 10, 2008. For the period of October 1, 2007 through December 31, 2007, interest only of $1,500.00 per month will be paid. Payments on the note are due on the 10th day of each month, with a ten-day grace period.

B.
Buyer shall issue 57,664 shares of the common stock of International Monetary Systems, Ltd. to Seller or its designees. The stock will be issued to KTE on or before January 15, 2008 subject to a one-year lock-up and will be restricted from disposal under Rule 144 of the SEC code. The stock is currently traded on the over-the-counter bulletin board under the symbol: INLM.

C.
Buyer shall assume responsibility for the management of Seller’s client membership list and the trade account balances of the client barter accounts transferred as of the date of closing. “Seller’s trade account balance” is defined as the total amount of trade dollars (positive or negative) the members have available to use in trade.

4.	Guarantee of Stock Value.

Price Guaranty.  Buyer guarantees that Seller will receive a minimum of $57,664.00 net after all commissions, or One Dollar ($1.00) cash per share net (the “Guaranteed Price”), on the 57,664 shares (the “Guaranteed Shares”) that Seller is accepting under this Agreement. To secure this guarantee, Buyer agrees to the following:

A.
Right to Redeem.  Beginning January 15, 2009, Seller may require Buyer to buy back up to 3,333 of the Guaranteed Shares per month at the Guaranteed Price. This right is cumulative, so that in the event it is not exercised during any month, it will carry forward and be exercisable in any subsequent month. For example, if Seller does not exercise this right for two consecutive months, the following month Seller would have the right to require Buyer to purchase 6,666 Guaranteed Shares at a price of $6,666.00.

B.
Release of Buyer’s Obligations – Market Conditions.  In the event that at any time beginning one year after the closing date the IMS stock is trading in the public market above one dollar ($1.00) per share, average daily trading volume for the IMS stock for 20 consecutive trading days is greater than 20,000 shares and Seller is eligible to sell shares under Rule 144, Buyer shall have the right to give notice to Seller of such circumstance and to require that Seller elect either: (i) to sell 3,333 of the Guaranteed Shares into the market, (ii) to allow Buyer to redeem such 3,333 Guaranteed Shares at the Guaranteed Price, or  (iii) to retain such 3,333 Guaranteed Shares for investment, in which case Buyer shall be relieved of $3,333.00 of its obligations under this guaranty of stock value. Seller shall notify Buyer of its election hereunder within ten days following receipt of Buyer's notice. If Seller shall fail to give such notice, Seller shall be deemed to have elected to retain 3,333 Guaranteed Shares for investment pursuant to clause (iii) above.

The price guaranty will be considered satisfied at such time as Seller has received a total of $57,664.00 through any of the options described in Section 4(B) or any combination thereof. In such an event, all Buyer’s obligations under this Agreement will have been fulfilled.

5.
Liabilities.  IMS shall not be considered a successor corporation of KTE and will not be responsible for any KTE liabilities, with the exception of member trade account balances, not specifically included in this Agreement.

6.
Default.   If Buyer fails to make any of the payments required under this Agreement or the Note, such failure shall be a Default and upon written notice of the Default from Seller, Buyer will have twenty (20) days to cure the Default. Should Buyer fail to cure the Default, Seller shall have the right to require Buyer to make all remaining payments required under the promissory note.

In the event of Default as described above, in lieu of demanding payment in full and buy back of all remaining shares, Seller may instead require Buyer to re-assign all client barter accounts and all assets of the former KTE back to Seller. To ensure that this can be done, Buyer agrees that for the term of this contract, Buyer will keep the original KTE client barter accounts, along with any that may be added in the market, posted in its Tradeworks software as an individual, separate office.

7.
Non-Compete Agreement.  Hayes Crenshaw and Brenda Crenshaw agree that that for a period of eighteen (18) months from the date of closing, they will not engage in or otherwise affiliate with any barter or trade exchange located within a fifty (50) mile radius of any IMS office, nor with any other business operations directly or indirectly related to, or in competition with, the business operation of International Monetary Systems, Ltd. They also agree that they will not influence nor attempt to influence any IMS customers or clients to transfer their patronage relating to IMS’ business from IMS to any other business or company engaged in a similar business.

8.	Representations and Warranties. Buyer and Seller hereby covenants, represents and warrants to the other that:

A.
Due Authorization.  It has the necessary corporate authority and capacity to enter into this Agreement and any other instruments contemplated herein and to perform its obligations hereunder. The execution and delivery of this Agreement and the agreements and other instruments contemplated herein and the performance of the transactions contemplated hereunder have been duly authorized by all necessary corporate action on its part.

B.
No Violation.  It is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, charger or bylaw provision, statute, regulation, order, judgment, decree or law which would be violated, breached by or under which any default would occur as a result of the execution and delivery by it of this Agreement or the performance by it of any of the terms of this Agreement.

C.
Valid and Binding.  It has the full power, legal capacity and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity. It has taken all actions necessary for the authorization, execution, delivery and performance by it of this Agreement.

9.
Notices.  All payments and communications which may be or are required to be given by either party shall, in the absence of a specific provision to the contrary, be in writing and delivered or sent by facsimile to the parties at their following respective addresses and shall be deemed to have been received at the time of delivery or facsimile transmission as the case may be. Either party may from time to time change its address by providing written notice to the other party.

For the Seller:	Hayes G. Crenshaw
(address removed for filing)

For the Buyer:	International Monetary Systems, Ltd.
Attn: Donald F. Mardak, President
16901 W Glendale Dr
New Berlin, WI 53151

10.
Indemnification.  Seller and Buyer agree to indemnify and hold each other harmless against any and all costs, including actual reasonable attorney fees, arising out of any material misstatement or breach of the Asset Purchase Agreement. Buyer agrees to indemnify Seller against any and all costs, including actual reasonable attorneys fees, relative to any claims or liabilities incurred after Closing with respect to any member trade account activities or balances acquired by Buyer hereunder. Buyer shall assume all liability for positive trade account balances as disclosed in the books and records of KTE, and shall hold KTE harmless and indemnify KTE with regard to claims made concerning said balances. Seller agrees to indemnify Buyer against any and all costs, including actual reasonable attorneys fees, relative to any claims or liabilities incurred prior to Closing with respect to any member trade account activities or balances acquired by Buyer hereunder.

11.
Governing Law; Submission to Jurisdiction.  This agreement shall be construed in accordance with the laws of the State of Wisconsin. Venue for any disputes arising from this Agreement shall be placed exclusively with the courts of the State of Wisconsin.  Seller hereby irrevocably submits to the jurisdiction of any state or Federal court located in the State of Wisconsin and agrees that process may be served upon it by any means resulting in actual notice to it.

12.
Assignment.  Neither this Agreement nor any rights or obligations hereunder shall be assignable by Buyer without the prior written consent of the Seller. Subject thereto, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Nothing herein shall prohibit Buyer from selling any or all of the assets acquired herein, either independently, or as part of a sale of Buyers other assets or a merger or acquisition of Buyer after closing.

13.
Entire Agreement.  This Agreement and the attached exhibit represent the entire agreement between the parties and any persons who have in the past or who are now representing either of the parties. Each party acknowledges and represents that this Agreement is entered into after full investigation and that no party is relying upon any statement or representation made by any other which is not embodied in this Agreement.  Each party acknowledges that it shall have no right to rely upon any amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this Agreement unless the same is in writing and executed by both parties.

14.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

15.	Headings. The headings in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.

16.
Closing. The closing shall take place on any mutually agreed-upon date prior to September 15, 2007 (the “Closing Date”). Closing shall be held at the KTE trade exchange offices located at 438 South Greenwood, Wichita, Kansas at 10 a.m. on that date, or at such other time and place as the parties may agree upon in writing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

International Monetary Systems, Ltd	Kansas Trade Exchange, Inc

\s\Donald F. Mardak	\s\Hayes G. Crenshaw
Donald F. Mardak, President	Hayes G. Crenshaw, President

\s\Brenda J. Crenshaw
Brenda J. Crenshaw
Secretary/Treasurer